EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated as of October 1, 1999, by and between Clear Channel Communications, Inc., a Texas corporation (the Company), and Mark Mays (Executive).

                  IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

                  1. Employment. The Company hereby agrees to continue to employ Executive as the President and Chief Operating Officer of the Company, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

                  2. Term. The period of employment of Executive by the Company under this Agreement (the Employment Period) shall commence on October 1, 1999 (the Commencement Date) and shall continue through the seventh anniversary thereof; provided, that, the Employment Period shall automatically be extended for one (1) additional day each day during the Employment Period unless either party gives written notice not to extend this Agreement. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

                  3. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Operating Officer of the Company, and shall report solely and directly to the Companys Chairman and Chief Executive Officer and Board of Directors of the Company (the Board). Executive shall have those powers and duties normally associated with the position of President and Chief Operating Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided that, such other powers and duties are consistent with Executives position as President and Chief Operating Officer of the Company. Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executives personal, financial and legal affairs, (ii) to serve on civic or charitable boards or committees (it being expressly understood and agreed that Executives continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement) and (iii) deliver lectures or fulfill speaking engagements. During the Employment Period, Executive shall also serve as a director of the Company. If L. Lowry Mays ceases to serve as Chairman and Chief Executive Officer of the Company at any time during the Employment Period by reason of his death or incapacity, it is the intention of the Board, that either Mark Mays or Randall Mays shall be appointed as the Chairman and Chief Executive Officer of the Company and the Board, subject only to its fiduciary duties to the Company and its stockholders and applicable law, shall take all action necessary to carry out such intention.

                  4. Place of Performance. The principal place of employment of Executive shall be at the Companys principal executive offices in San Antonio, Texas.

                  5.       Compensation and Related Matters.

          (a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $350,000 per
     year  (Base   Salary).   Executives   Base  Salary   shall  be  paid  in
     approximately equal installments in accordance with the Companys customary payroll practices. The Compensation Committee of the Board (the Committee) shall review Executives Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executives Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be paid an annual bonus (the Bonus) as provided for under the annual incentive plan maintained by the Company and/or as the Committee so determines.

          (b) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Companys policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. In addition, during the Employment Period, Executive shall be entitled to, at the sole expense of the Company, the use of an automobile appropriate to his position and no less favorable than the automobile provided immediately prior to the date of this Agreement.

          (c) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually. Unused vacation may be carried forward from year to year. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenor are entitled under the Companys policies.

          (d) Services Furnished. During the Employment Period, the Company shall furnish Executive, with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than those that he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company (other than the Chairman and Chief Executive Officer).

          (e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives (other than benefits maintained exclusively for the Chairman and Chief Executive Officer)
     including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) (other than benefits maintained exclusively for the Chairman and Chief Executive Officer) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

(f)      Stock Options.

          (i) During each calendar year of the Employment Period occurring after December 31, 1999, the Committee shall cause the Company to grant Executive a stock option to acquire at least 50,000 shares of the Companys common stock (each, an Option and collectively the Options) at such time(s) as the Company has historically granted stock options to its senior executive officers during the year; provided, that, such grants shall be made by at least December 31 of each calendar year occurring after December 31, 1999. Notwithstanding the foregoing, unless otherwise waived by Executive in his sole discretion, Executive shall receive no less than the number of Options granted during any prior year of employment. In addition, to the extent necessary to carry out the intended terms of this paragraph (f)(i), such number of options shall be adjusted as is necessary to take into account any change in the common stock of the Company in a manner consistent with adjustments made to other option holders of the Company.

          (ii) All Options described in paragraph (i) above shall be granted subject to the following terms and conditions: (A) except as provided below, the Options shall be granted under and subject to the Companys stock option plan; (B) the exercise price per share of each Option shall be equal to the last reported sale price of the Companys common stock on the New York Stock Exchange (or such other principal trading market for the Companys common stock) at the close of the trading day immediately preceding the date as of which the grant is made; (C) each Option shall be vested and exercisable as determined by the Committee; (D) each Option shall be exercisable for the ten (10) year period following the date of grant whether or not Executive is then employed; and (E) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

                  6.  Termination.   Executives  employment  hereunder  may  be
terminated during the Employment Period under the following circumstances:

          (a) Death. Executives employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of Executives incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executives employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (c) Cause. The Company shall have the right to terminate Executives employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have Cause to terminate Executives employment upon Executives:

          (i) final conviction of a felony involving moral turpitude; or

          (ii) willful misconduct that is materially and demonstrably injurious economically to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered willful unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company (Affiliates) thereof. Cause shall not exist under paragraph (ii) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph
(ii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Boards determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Boards determination.

          (d) Good Reason. Executive may terminate his employment for Good Reason anytime after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

          (i) (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any adverse respect with Executives position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Executives titles or offices (including, membership on the Board) with the Company;

          (ii) a reduction in Executives Base Salary or Bonus opportunity;

          (iii) (A) any requirement that Executive travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to the date of this Agreement or (B) the relocation of the Companys principal executive offices or Executives own office location to a location more than fifteen (15) miles from their location immediately prior to the date hereof;

          (iv) the failure of the Company or any Affiliate to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the
     Company  or  any  Affiliate  which  would  adversely   affect   Executives
     participation in or reduce Executives benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits;

          (v) any refusal by the Company or any Affiliate to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the date of this Agreement;

          (vi) any purported termination of Executives employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

          (vii) the Companys or any Affiliates failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement;

          (viii) a Change in Control of the Company; provided, that, the transaction contemplated by the Company and AMFM, Inc. shall not be deemed to be a Change in Control for purposes of this clause (viii);

          (ix) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 13(a);

          (x) the Company or any Affiliate providing Executive the notice not to renew the Employment Period as contemplated by Section 2 hereof;

          (xi) any time that neither L. Lowry Mays, Mark Mays nor Randall Mays is the Chairman and Chief Executive Officer of the Company;

          (xii) any other breach of a material provision of this Agreement by the Company or any Affiliate.

          For purposes of clauses (i) through (vii) and (xii) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason.
     Executives right to terminate employment for Good Reason shall not be affected by Executives incapacity due to mental or physical illness and Executives continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

          (e) Without Cause. The Company shall have the right to terminate Executives employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, in the event that Executives employment is terminated by the Company without Cause within six (6) months prior to the date that, or on or one (1) year after the date that, L. Lowry Mays or Randall Mays is no longer the Chairman and Chief Executive Officer of the Company for any reason, then Executive shall automatically be deemed to have terminated his employment for Good Reason under Section 6(d)(xi) and the Severance Multiple (as defined below) shall be fourteen (14) and the Company shall make all of the payments due under Section 8(a) of this Agreement to Executive, off-set only by amounts, if any, already paid under
     Section 8(a).

          (f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

          For purposes of this Agreement, a Change in Control of the Company means the occurrence of one of the following events:

          (1) individuals who, on the Commencement Date, constitute the Board (the Incumbent Directors) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

          (2) any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the Exchange Act) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Companys then outstanding securities eligible to vote for the election of the Board (the Company Voting Securities); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive).

                           (3) the approval by the shareholders of the Company of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Companys assets (a Business Transaction), unless immediately following such Business Transaction
         (i) more than 65% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Companys assets in such Business Transaction (the Surviving Corporation) is
         beneficially   owned,   directly  or   indirectly,   by  the  Companys
         shareholders  immediately prior to any such Business  Transaction,  and
         (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 20% or more of the total
         voting  power  of  the   Surviving   Corporation   (a   Non-Qualifying
         Transaction); or

                           (4) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Companys shareholders in substantially
         the  same  proportions  as  such   shareholders   owned  the  Companys
         outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement.

          7. Termination Procedure.

          (a) Notice of Termination. Any termination of Executives employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section
     14. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executives employment under the provision so indicated.

          (b) Date of Termination. Date of Termination shall mean (i) if Executives employment is terminated by his death, the date of his death,
     (ii) if Executives employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executives employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty
     (30) days after the giving of such notice) set forth in such Notice of Termination.

                  8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a) Termination By Company without Cause or By Executive for Good Reason. If Executives employment is terminated by the Company without Cause or by Executive for Good Reason:

                           (i) within five (5) days following such termination, the Company shall pay to Executive (A) his Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) a lump-sum cash payment equal to seven (7) times (the Severance Multiple) the sum of Executives Base Salary and highest Bonus paid to Executive in the three year period preceding such termination (including, for this purpose, any and all bonuses paid to Executive prior to the date of this Agreement); provided, that, for purposes of this Section 8(a)(i), Executives Bonus shall be deemed to be no less than $1,000,000; provided, further, that, if Executive terminates his employment for the Good Reason event (whether or not in conjunction with any other Good Reason event) set forth in Section 6(d)(xi) (or is deemed to have terminated his employment under Section 6(d)(xi) in accordance with
         Section 6(e) of this Agreement), the Severance Multiple shall be equal to fourteen (14); and

                           (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of seven (7) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and
         programs  (Continued  Benefits),   provided,   that,  such  Continued
         Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

                           (iii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

                           (v) As of the Date of Termination, Executive shall be granted a stock option to acquire 1,000,000 shares of the Companys common stock (Termination Option) under the following conditions, (A) except as provided below, the Termination Option shall be granted under and subject to the Companys stock option plan; (B) the exercise price per share of the Termination Option shall be equal to the last reported sale price of the Companys common stock on the New York Stock Exchange (or such other principal trading market for the Companys common stock) at the close of the trading day immediately preceding the Date of
         Termination; (C) the Termination Option shall be 100% vested and exercisable on the date of grant; (D) the Termination Option shall be exercisable for the ten (10) year period following the Date of Termination whether or not Executive is still providing services to the Company; and (E) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof; provided, that, if Executive terminates his employment for the Good Reason event (whether or not in conjunction with any other Good Reason event) set forth in Section 6(d)(xi) (or is deemed to have terminated his employment under Section 6(d)(xi) in accordance with Section 6(e) of this Agreement), the number of Termination Options Executive shall receive shall be equal to 2,000,000. In addition, to the extent necessary to carry out the intended terms of this paragraph (a)(v), such number of Termination Options shall be adjusted as is necessary to take into account any change in the common stock of the Company in a manner consistent with adjustments made to other option holders of the Company. The Company shall take all action necessary such that the shares of common stock issuable upon exercise of the Termination Options (and all other shares of common stock held by Executive) are registered on Form S-4 or Form S-8 (or any successor or other appropriate forms).

                           (vi) Notwithstanding the terms or conditions of any stock option, stock appreciation right or similar agreements between the Company and Executive to the contrary, and for purposes thereof, such agreements shall be deemed to be amended in accordance with this
         Section 8(a)(vi) if need be as of the Date of Termination and neither the Company, the Board nor the Committee shall take or assert any position contrary to the foregoing, Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., stock options that would otherwise vest after the Date of Termination) and thereafter shall be permitted to exercise any and all such rights until the end of the term of such awards (regardless of any termination of employment restrictions therein contained) and restricted stock held by Executive shall become immediately vested as of the Date of Termination; and

                           (vii) Executive shall be paid a lump sum payment equal to the amount of compensation or contributions (as the case may
         be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven (7) year period following the Date of Termination; and

                           (viii) Any and all insurance benefits or policies for the benefit of Executive shall become the sole property of Executive and, to the extent applicable, all of the Companys rights therein (including repayment of premiums) shall be forfeited by the Company and, to the extent not already made, the Company shall make all contributions or payments required of such policies for the year of termination; and

                           (ix) Any amount payable under this Section 8(a) shall also include an additional cash payment which shall equal any and all federal, state and local taxes due upon the provision of any such benefits or payments thereunder (other than taxes due under the operation of Section 4999 of the Code which Section of the Code is addressed in Section 8(e) hereof and, if applicable, shall work in conjunction with this Section 8(a)(ix)), which shall be payable to Executive within five (5) business days following his Date of Termination and such additional payment shall be grossed-up for any additional taxes due thereon (and any taxes thereon, etc.) in a manner consistent with the manner set forth in Section 8(e) of this Agreement, whether or not such Section 8(e) is applicable.

          (b) Cause or By Executive Without Good Reason. If Executives employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                           (i) the Company shall pay Executive his Base Salary, Bonus and his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                           (ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (Disability Period), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executives employment is terminated for Disability pursuant to Section 6(b):

                           (i) the Company shall pay to Executive (A) his Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits for seven (7) years; and

                           (ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

                           (iv) Executive shall be paid the amount of compensation or contributions (as the case may be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven (7) year period following the Date of Termination.

                      (d) Death. If Executives employment is terminated by his death:

                           (i)  the   Company   shall  pay  in  a  lump  sum  to
         Executives beneficiary, legal representatives or estate, as the case may be, Executives Base Salary, Bonus and accrued vacation pay through the Date of Termination and $1,000,000 (which may be paid through insurance) and shall provide Executives spouse and dependents with Continued Benefits for seven (7) year; and

                           (ii)  the   Company   shall   reimburse   Executives
         beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executives beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

                           (iv) Executives beneficiary, legal representatives or estate, as the case may be shall be paid the amount of compensation or contributions (as the case may be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven (7) year period following the Date of Termination.

          (e) Additional Payments. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of Executive (the Payments) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the Excise Tax), then the Company shall pay to Executive an additional payment (a Gross-Up Payment) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executives adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executives adjusted gross income.

               (ii) Subject to the provisions of Section 8(e)(i), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by Executive (the Accounting Firm) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the Determination). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8(e) with respect to any Payments made to Executive shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executives applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

               (iii)  As a  result  of the  uncertainty  in the  application  of
          Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (Underpayment) or Gross-Up Payments are made by the Company which should not have been made (Overpayment), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

                  9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and the Companys obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

                  10.      Restrictive Covenants.

               (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executives employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

               (b) Non-Solicitation.Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after his termination of employment in which he is entitled to the benefits set forth in
          Section 8(a) hereof and through the second anniversary thereof, Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other radio broadcasting station.

               (c) Non-Competition. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after his termination of employment in which he is entitled to the benefits set forth in
          Section 8(a) hereof and through the second anniversary thereof, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the radio, television, or related business activities in which the Company and its subsidiaries have significant involvement (other than direct or beneficial ownership of up to five percent (5%) of any entity whether or not in the same or competing business.

               (e) Blue Pencil. The parties hereby acknowledge that the restrictions in this Section 10 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this
          Section 10 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 10 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. Executive acknowledges that the Company operates in major, medium and small sized markets throughout the United States and North America and that the effect of Section 10(c) may be to prevent him from working in a competitive business after his termination of employment hereunder.

               (f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

                  11.      Indemnification.

               (a) General. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a Proceeding), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

               (b)  Expenses.  As used in this  Agreement,  the term  Expenses shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys fees, accountants fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

               (c) Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.

               (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

               (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and
          (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

               (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executives power and at such times and places as are convenient for Executive.

               (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

               (i) The Company will be entitled to participate therein at its own expense; and

                           (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Companys sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the
         Company  or any  subsidiary.  Executive  also  shall  have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                           (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executives written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

               (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

                  12. Arbitration. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in San Antonio, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall pay all expenses relating to such arbitration, including, but not limited to, Executives legal fees and expenses, regardless of outcome.

                  13.      Successors; Binding Agreement.

                  (a) Companys Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, Company shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Executives Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executives death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executives beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executives interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executives death by giving the Company written notice thereof. In the event of Executives death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

                  14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

                  Mark Mays
                  200 Concord Plaza, Suite 600
                  San Antonio, Texas 78216


                  If to the Company:

                  Clear Channel Communications, Inc.
                  200 Concord Plaza, Suite 600
                  San Antonio, Texas 78216
                  Attention: Chief Executive Officer

with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1700 Pacific Avenue
                  Suite 4100
                  Dallas, Texas
                  Attention: Michael Dillard

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executives termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.Entire Agreement. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Companys ability to enter into or perform this Agreement.

22. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                         CLEAR CHANNEL COMMUNICATIONS, INC.



                                         By:  /s/Randall Mays
                                                 Name: Randall Mays
                                                 Title: Vice President


                                         /s/Mark Mays
                                         Mark Mays